EXHIBIT 99.1

December 19, 2022
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD OPERATING INCOME AND NET
SALES FOR THE FOURTH QUARTER AND FULL FISCAL YEAR

4th Quarter of Fiscal 2022 Operating Income Increased 27%
on a Net Sales Increase of 20%; Full Fiscal Year 2022 Net Income, Operating Income and Net Sales Set All-Time Records

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 20% to a record $609.6 million in the fourth quarter of fiscal 2022, up from $509.4 million in the fourth quarter of fiscal 2021. Operating income increased 27% to a record $146.5 million in the fourth quarter of fiscal 2022, up from $115.0 million in the fourth quarter of fiscal 2021. The Company's consolidated operating margin improved to 24.0% in the fourth quarter of fiscal 2022, up from 22.6% in the fourth quarter of fiscal 2021.

Net sales increased 18% to a record $2,208.3 million in the fiscal year ended October 31, 2022, up from $1,865.7 million in the fiscal year ended October 31, 2021. Operating income increased 26% to a record $496.8 million in the fiscal year ended October 31, 2022, up from $392.9 million in the fiscal year ended October 31, 2021. The Company's consolidated operating margin was 22.5% in the fiscal year ended October 31, 2022, as compared to 21.1% in the fiscal year ended October 31, 2021.

Improvement in the commercial aerospace market has resulted in nine consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net income increased 13% to $97.2 million, or $.70 per diluted share, in the fourth quarter of fiscal 2022, up from $86.1 million, or $.62 per diluted share, in the fourth quarter of fiscal 2021. Net income increased 16% to a record $351.7 million, or $2.55 per diluted share, in the fiscal year ended October 31, 2022, up from $304.2 million, or $2.21 per diluted share, in the fiscal year ended October 31, 2021. Net income in both fiscal 2022 periods was adversely impacted by a higher effective income tax rate.

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EBITDA increased 23% to $172.2 million in the fourth quarter of fiscal 2022, up from $139.5 million in the fourth quarter of fiscal 2021. EBITDA increased 22% to $593.7 million in the fiscal year ended October 31, 2022, up from $487.4 million in the fiscal year ended October 31, 2021. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's fourth quarter results stating, "We are very pleased to report record quarterly consolidated net sales and operating income driven by record quarterly operating results at the Flight Support Group and the Electronic Technologies Group. These results reflect 11% consolidated organic growth in our net sales principally arising from a continued rebound in demand for our commercial aerospace products and services.

Our total debt to shareholders' equity ratio was 11.0% as of October 31, 2022, as compared to 10.3% as of October 31, 2021. Our net debt (total debt less cash and cash equivalents) of $150.8 million as of October 31, 2022 to shareholders’ equity ratio was 5.7% as of October 31, 2022, as compared to 5.6% as of October 31, 2021, which provides the Company with substantial acquisition capital in the balance of our $1.5 billion revolving credit facility and other available capital.

Our total debt to net income attributable to HEICO ratio was .83x as of October 31, 2022, as compared to .78x as of October 31, 2021. Our net debt to EBITDA ratio improved to .25x as of October 31, 2022, down from .26x as of October 31, 2021. During fiscal 2022, we successfully completed seven acquisitions and have no significant debt maturities until fiscal 2025. We plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities increased 31% to $143.9 million in the fourth quarter of fiscal 2022, up from $110.0 million in the fourth quarter of fiscal 2021. Cash flow provided by operating activities increased 5% to $467.9 million in the fiscal year ended October 31, 2022, up from $444.1 million in the fiscal year ended October 31, 2021.

Based on our continued strong cash flows from operations, HEICO's Board of Directors declared an 11% increase in our regular semi-annual cash dividend to $.10 per share on both classes of common stock, payable on January 23, 2023 to shareholders of record as of January 5, 2023. This cash dividend will be HEICO’s 89th consecutive semi-annual cash dividend since 1979. The semi-annual cash dividend confirms our Board of Director’s confidence in HEICO's future while continuing to reward our shareholders and retaining sufficient capital to fund our internal growth and acquisitions.

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In addition to our strong cash flow, our fiscal 2022 net income, operating income and net sales represent all-time record results.

As previously reported, our Electronic Technologies Group entered into a purchase agreement to acquire approximately 95% of Exxelia International. The transaction's closing, which remains subject to government approval and customary closing conditions, is still expected to occur in the first quarter of fiscal 2023, and would be HEICO's largest-ever acquisition in terms of purchase price and revenues. Additionally, Exxelia is expected to be accretive to HEICO's earnings per share within a year of the transaction's closing.

As we look ahead to fiscal 2023, we anticipate net sales growth in both the FSG and ETG, principally driven by demand for the majority of our products. Additionally, recent cost inflation and potential supply chain disruptions lingering from the COVID-19 global pandemic (the "Pandemic") may lead to higher material and labor costs. During fiscal 2023, we plan to continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record setting fourth quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 60% and 33% in operating income and net sales, respectively, as compared to the fourth quarter of fiscal 2021. These results principally reflect robust 25% quarterly organic net sales growth for our commercial aerospace parts and services. The Flight Support Group has now achieved nine consecutive quarters of growth in operating income and net sales.

The Flight Support Group's net sales increased 33% to a record $346.0 million in the fourth quarter of fiscal 2022, up from $260.4 million in the fourth quarter of fiscal 2021. The Flight Support Group's net sales increased 35% to a record $1,255.2 million in the fiscal year ended October 31, 2022, up from $927.1 million in the fiscal year ended October 31, 2021. The net sales increase in the fourth quarter and fiscal year ended October 31, 2022 reflects strong 22% and 25% organic growth, respectively, as well as the impact from our profitable fiscal 2022 and 2021 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued recovery in global commercial air travel as compared to the fourth quarter and fiscal year ended October 31, 2021.

The Flight Support Group's operating income increased 60% to a record $77.8 million in the fourth quarter of fiscal 2022, up from $48.6 million in the fourth quarter of fiscal 2021. The Flight Support Group's operating income increased 76% to a record $267.2 million in the fiscal year ended October 31, 2022, up from $151.9 million in the fiscal year ended October 31, 2021. The operating income increase in the fourth quarter and

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fiscal year ended October 31, 2022 principally reflects the previously mentioned net sales growth, an improved gross profit margin mainly from increased net sales within our specialty products and aftermarket replacement parts product lines, as well as efficiencies realized from the higher net sales volume.

The Flight Support Group's operating margin improved to a record 22.5% in the fourth quarter of fiscal 2022, up from 18.7% in the fourth quarter of fiscal 2021. The operating margin increase in the fourth quarter of fiscal 2022 principally reflects decreased SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies, as well as the previously mentioned improved gross profit margin.

The Flight Support Group's operating margin improved to an annual record 21.3% in the fiscal year ended October 31, 2022, up from 16.4% in the fiscal year ended October 31, 2021. The operating margin increase in the fiscal year ended October 31, 2021 principally reflects the previously mentioned improved gross profit margin, as well as decreased SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "Improved demand and strong organic net sales growth for our other electronics, medical and commercial aerospace products were achieved during the quarter, while we experienced a decrease in defense and space products net sales.
Further, our overall group backlog remains elevated, reflecting strong orders and increasing delays in receiving components and raw materials from some suppliers. These delays have adversely impacted our planned production and shipment of some products during fiscal 2022.

The Electronic Technologies Group's net sales increased 6% to a record $268.5 million in the fourth quarter of fiscal 2022, up from $253.0 million in the fourth quarter of fiscal 2021. The net sales increase is mainly attributable to the impact from our profitable fiscal 2022 and 2021 acquisitions, partially offset by a slight decrease in organic net sales. The organic net sales decline is mainly attributable to decreased defense and space products net sales, partially offset by increased other electronics, medical and commercial aerospace products net sales.

The Electronic Technologies Group's net sales increased 1% to a record $972.5 million in the fiscal year ended October 31, 2022, up from $959.2 million in the fiscal year ended October 31, 2021. The net sales increase is mainly attributable to the impact from our profitable fiscal 2022 and 2021 acquisitions, partially offset by a slight decrease in organic net sales. The organic net sales decline is mainly attributable to decreased defense products net sales, partially offset by increased other electronics, medical and commercial aerospace products net sales.

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The Electronic Technologies Group's operating income increased 4% to a record $79.9 million in the fourth quarter of fiscal 2022, up from $76.9 million in the fourth quarter of fiscal 2021. The increase in operating income principally reflects the previously mentioned higher net sales volume, a favorable impact from changes in the estimated fair value of accrued contingent consideration and decreased performance-based compensation expense, partially offset by a lower gross profit margin mainly from decreased defense and space products net sales.

The Electronic Technologies Group's operating income was $269.5 million in the fiscal year ended October 31, 2022, as compared to $277.3 million in the fiscal year ended October 31, 2021. The decrease in operating income principally reflects a lower gross profit margin mainly from decreased defense products net sales, as well as a lower level of efficiencies resulting from decreased organic net sales, partially offset by a favorable impact from changes in the estimated fair value of accrued contingent consideration.

The Electronic Technologies Group's operating margin was 29.7% in the fourth quarter of fiscal 2022, as compared to 30.4% in the fourth quarter of fiscal 2021. The lower operating margin principally reflects the previously mentioned lower gross profit margin, partially offset by the previously mentioned changes in the estimated fair value of accrued contingent consideration and a decrease in performance-based compensation expense.

The Electronic Technologies Group's operating margin was 27.7% in the fiscal year ended October 31, 2022, as compared to 28.9% in the fiscal year ended October 31, 2021. The lower operating margin principally reflects the previously mentioned lower gross profit margin and increased SG&A expenses as a percentage of net sales mainly from the previously mentioned lower level of efficiencies, partially offset by the previously mentioned impact from changes in the estimated fair value of accrued contingent consideration."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the

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Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 82.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, December 20, 2022 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (888) 394-8218, International (646) 828-8193, wait for the conference operator and provide the operator with the Conference ID 6552715. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at http://www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

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Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Pandemic, including supply chain disruptions and inflationary pressures; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2022	2021
Net sales	$609,638	$509,422
Cost of sales	369,255	304,923
Selling, general and administrative expenses	93,885	89,470
Operating income	146,498	115,029
Interest expense	(3,205)	(1,037)
Other (expense) income	(120)	264
Income before income taxes and noncontrolling interests	143,173	114,256
Income tax expense	33,000	20,900
Net income from consolidated operations	110,173	93,356
Less: Net income attributable to noncontrolling interests	12,969	7,294
Net income attributable to HEICO	$97,204	$86,062

Net income per share attributable to HEICO shareholders:
Basic	$.71	$.64
Diluted	$.70	$.62

Weighted average number of common shares outstanding:
Basic	136,536	135,431
Diluted	138,478	137,905

	Three Months Ended October 31,
	2022	2021
Operating segment information:
Net sales:
Flight Support Group	$345,959	$260,357
Electronic Technologies Group	268,543	252,988
Intersegment sales	(4,864)	(3,923)
	$609,638	$509,422

Operating income:
Flight Support Group	$77,838	$48,573
Electronic Technologies Group	79,868	76,887
Other, primarily corporate	(11,208)	(10,431)
	$146,498	$115,029

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2022		2021
Net sales	$2,208,322		$1,865,682
Cost of sales	1,345,563		1,138,259
Selling, general and administrative expenses	365,915		334,523
Operating income	496,844		392,900
Interest expense	(6,386)		(7,285)
Other income	565		1,443
Income before income taxes and noncontrolling interests	491,023		387,058
Income tax expense	100,400	(a)	57,300	(b)
Net income from consolidated operations	390,623		329,758
Less: Net income attributable to noncontrolling interests	38,948		25,538
Net income attributable to HEICO	$351,675	(a)	$304,220	(b)

Net income per share attributable to HEICO shareholders:
Basic	$2.59	(a)	$2.25	(b)
Diluted	$2.55	(a)	$2.21	(b)

Weighted average number of common shares outstanding:
Basic	136,010		135,326
Diluted	138,037		137,854

	Fiscal Year Ended October 31,
	2022		2021
Operating segment information:
Net sales:
Flight Support Group	$1,255,212		$927,089
Electronic Technologies Group	972,475		959,170
Intersegment sales	(19,365)		(20,577)
	$2,208,322		$1,865,682

Operating income:
Flight Support Group	$267,167		$151,930
Electronic Technologies Group	269,473		277,306
Other, primarily corporate	(39,796)		(36,336)
	$496,844		$392,900

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

(b)During the first quarter of fiscal 2021, the Company recognized a $13.5 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.4 million, or $.10 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2022	October 31, 2021
Cash and cash equivalents	$139,504	$108,298
Accounts receivable, net	294,848	244,919
Contract assets	93,978	80,073
Inventories, net	582,471	478,050
Prepaid expenses and other current assets	41,929	26,045
Total current assets	1,152,730	937,385
Property, plant and equipment, net	225,879	193,638
Goodwill	1,672,425	1,450,395
Intangible assets, net	733,327	582,307
Other assets	311,135	334,682
Total assets	$4,095,496	$3,498,407

Current maturities of long-term debt	$1,654	$1,515
Other current liabilities	419,205	293,365
Total current liabilities	420,859	294,880
Long-term debt, net of current maturities	288,620	234,983
Deferred income taxes	71,162	40,761
Other long-term liabilities	338,948	378,257
Total liabilities	1,119,589	948,881
Redeemable noncontrolling interests	327,601	252,587
Shareholders’ equity	2,648,306	2,296,939
Total liabilities and equity	$4,095,496	$3,498,407

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2022	2021
Operating Activities:
Net income from consolidated operations	$390,623	$329,758
Depreciation and amortization	96,333	93,019
Share-based compensation expense	12,646	9,058
Employer contributions to HEICO Savings and Investment Plan	12,180	10,091
Deferred income tax provision (benefit)	8,876	(15,635)
(Decrease) increase in accrued contingent consideration, net	(7,631)	1,246
Increase in accounts receivable	(29,272)	(27,300)
(Increase) decrease in contract assets	(4,148)	376
Increase in inventories	(89,186)	(10,121)
Increase in current liabilities	71,286	43,362
Other	6,149	10,230
Net cash provided by operating activities	467,856	444,084

Investing Activities:
Acquisitions, net of cash acquired	(347,308)	(136,500)
Capital expenditures	(31,982)	(36,183)
Investments related to HEICO Leadership Compensation Plan	(15,300)	(14,000)
Other	(1,239)	3,229
Net cash used in investing activities	(395,829)	(183,454)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	50,000	(505,000)
Redemptions of common stock related to stock option exercises	(25,946)	(3,791)
Distributions to noncontrolling interests	(25,092)	(27,963)
Cash dividends paid	(24,466)	(23,002)
Acquisitions of noncontrolling interests	(8,735)	(2,336)
Revolving credit facility issuance costs	(1,010)	(1,468)
Proceeds from stock option exercises	2,352	5,344
Other	(936)	(752)
Net cash used in financing activities	(33,833)	(558,968)

Effect of exchange rate changes on cash	(6,988)	(216)

Net increase (decrease) in cash and cash equivalents	31,206	(298,554)
Cash and cash equivalents at beginning of year	108,298	406,852
Cash and cash equivalents at end of year	$139,504	$108,298

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended October 31,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$97,204	$86,062
Plus: Depreciation and amortization	25,807	24,203
Plus: Net income attributable to noncontrolling interests	12,969	7,294
Plus: Interest expense	3,205	1,037
Plus: Income tax expense	33,000	20,900
EBITDA (a)	$172,185	$139,496

	Fiscal Year Ended October 31,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$351,675	$304,220
Plus: Depreciation and amortization	96,333	93,019
Plus: Net income attributable to noncontrolling interests	38,948	25,538
Plus: Interest expense	6,386	7,285
Plus: Income tax expense	100,400	57,300
EBITDA (a)	$593,742	$487,362

Net Debt Calculation	October 31, 2022	October 31, 2021
Total debt	$290,274	$236,498
Less: Cash and cash equivalents	(139,504)	(108,298)
Net debt (a)	$150,770	$128,200

Total debt	$290,274	$236,498
Shareholders' equity	$2,648,306	$2,296,939
Total debt to shareholders' equity ratio	11.0%	10.3%

Net debt	$150,770	$128,200
Shareholders' equity	$2,648,306	$2,296,939
Net debt to shareholders' equity ratio (a)	5.7%	5.6%

Total debt	$290,274	$236,498
Net income attributable to HEICO	$351,675	$304,220
Total debt to net income attributable to HEICO ratio	.83	.78

Net debt	$150,770	$128,200
EBITDA	$593,742	$487,362
Net debt to EBITDA ratio (a)	.25	.26

(a) See the "Non-GAAP Financial Measures" section of this press release.